CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use of our report dated November 30, 2006, to this Registration Statement on Form SB-2/A of getpokerrakeback.com for the registration of shares of its common stock. We also consent to the reference to our firm under the caption "Experts" in such Registration Statement.

/s/ LBB &Associates Ltd., LLP

LBB &Associates Ltd., LLP

Houston, Texas
March 23, 2007